Exhibit 99.1

June 3, 2010	MEDIA AND INVESTOR RELATIONS CONTACT:	Angela A. Minas
	Phone:	303/633-2900
	24-Hour:	303/807-7018

DCP MIDSTREAM PARTNERS ANNOUNCES NEW MEMBER

TO ITS BOARD OF DIRECTORS

DENVER – DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM), or the General Partner, announced the appointment of Jeff W. Sheets as the ConocoPhillips representative to the board of directors. ConocoPhillips owns 50 percent of the owner of the General Partner, DCP Midstream, LLC. Following this change, the board members affiliated with the General Partner or its owners will be Tom O’Connor, Mark Borer, Alan Harris, John Lowe, and Jeff Sheets. The continuing independent directors of the board are Paul Ferguson, Frank McPherson, Tom Morris, and Steve Springer.

Mr. Sheets, 52, is currently senior vice president, Commercial, Planning and Strategy for ConocoPhillips. Mr. Sheets began his career with ConocoPhillips as a process engineer in the North American division of exploration and production in 1980. He held various positions within the exploration and production group until 1990 when he was named as staff finance director. In 1993, Mr. Sheets rejoined the exploration and production group and was named staff finance director in the Norway office. From 1994-1997, he served as manager of commercial services for ConocoPhillips’ operations in Norway. Mr. Sheets returned to the U.S. in 1998 and was named assistant treasurer. In 2001, he was named vice president and treasurer, and he was named senior vice president, Planning and Strategy in 2008, and senior vice president Commercial, Planning and Strategy in May 2010.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP web site at http://www.dcppartners.com.

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